Exhibit 4.2

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ACCORDINGLY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED, HYPOTHECATED OR OTHERWISE BE DISPOSED OF IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER SAID ACT OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO AIR INDUSTRIES GROUP THAT SUCH REGISTRATION IS NOT REQUIRED.

Principal Amount: $500,000	Due Date: January 2, 2025

FOR VALUE RECEIVED, FOXO Technologies Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Mark Brian White or assigns (the “Holder”), without demand, the sum of Five Hundred Thousand Dollars ($500,000), together with accrued interest on the unpaid principal amount thereof, on January 2, 2025 (the “Maturity Date”). Notwithstanding the foregoing, this Note shall be deemed prepaid and satisfied in full if Holder is paid Two Hundred Fifty Thousand Dollars ($250,000) on or prior to December 31, 2024.

Interest on the unpaid principal amount of this Note shall commence to accrue as of January 1, 2025, at the rate of ten percent (10%) per month, and shall be payable in cash, on the last day of each calendar month during which this Note remains outstanding, commencing January 31, 2025 (each an “Interest Payment Date”). Interest shall continue to accrue from and after January 1, 2025, on the unpaid principal amount of this Note until the principal and accrued interest hereon has been paid in full.

This Note may be prepaid in whole or in part at any time. If the Company pays Two Hundred Fifty Thousand Dollars ($250,000) to Holder prior to December 31, 2024, this Note shall be deemed satisfied in full and no further amount shall be due Holder.

All amounts payable hereunder shall be paid by wire transfer to such account as Holder shall direct from time to time or by certified check of the Company delivered as Holder shall direct.

1. Events of Default.

(a) The occurrence of any of the following events shall constitute a default (“Event of Default”):

(i) Failure to Pay Principal or Interest. The Company fails to pay the principal amount hereof, interest or other sum due under this Note on the due date thereof.

(ii) Receiver or Trustee. The Company shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed without the consent of the Company is not dismissed within sixty (60) days of appointment.

(iii) Bankruptcy. Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Company and if instituted against Company are not dismissed within sixty (60) days of initiation.

(b) Upon the occurrence and during the continuance of any Event of Default the principal amount hereof, the interest accrued hereon and all other amounts payable hereunder shall be due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived and the Holder may immediately enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

2. Miscellaneous.

(a) Waiver. The Holder may waive any provision or term of this Note provided that any such waiver shall be effective only if evidenced by a writing signed by Holder stating that it is intended to be a waiver of one or more provisions of this Note. No failure or delay on the part of Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege. All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

(b) Notices. Holder shall not be required to give the Company any notice of the due date hereof, any default by the Company hereunder or the exercise of any rights granted to Holder herein, all of which are hereby waived. All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, or (iii) delivered by reputable air courier service with charges prepaid, addressed as set forth below or to such other address as such party shall have specified most recently by written notice. Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the second business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The addresses for notices (i) to the Company shall be: 729 N. Washington Avenue, Suite 600, Minneapolis, MN 55401 Attn: President and (ii) to the Holder shall be 9 King George V Place, Winchester, United Kingdom S022 SFU. Notwithstanding the foregoing, Holder shall have the right to direct any notice to the Company to the Secretary of State of the State of Delaware.

(c) Terms. The term “Note” and all references thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

(d) Successors and Assigns. This Note shall be binding upon the Company and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.

(e) Expenses. The Company shall reimburse Holder for all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and expenses, incurred in connection with enforcing any provisions of this Note and/or collecting any amounts due under this Note.

(f) Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, including, without limitation laws with respect to usury. Any action brought by either party against the other concerning the transactions contemplated by this Agreement shall be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York. Both parties and the individual signing this Agreement on behalf of the Company agree to submit to the jurisdiction of such courts. The prevailing party shall be entitled to recover from the other party its reasonable attorney’s fees and costs.

(g) Savings Clause. Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum shall be credited against amounts owed by the Company to the Holder and thus refunded to the Company.

IN WITNESS WHEREOF, Company has caused this Note to be signed in its name by an authorized officer as of the day set forth above.

FOXO TECHNOLOGIES INC.

By:	/s/ Martin Ward
Martin Ward
Interim Chief Financial Officer